NEWS RELEASE
Contact: H. Patrick Dee Chief Operating Officer (505) 241-7102

First State Bancorporation Announces Board Appointment

Albuquerque, NM -- July 19, 2005 -- First State Bancorporation, a New Mexico-based publicly traded company, announced that Daniel H. Lopez, Ph.D., has joined the Board of Directors. "We are honored that Dan has agreed to join the board," stated Michael R. Stanford, president and chief executive officer. "His experience as President of New Mexico Tech, his background in long range strategic planning, and his innovative thinking will be invaluable to us," continued Mr. Stanford. Dr. Lopez will serve on the board's Compensation Committee.

Dr. Lopez is a life long resident of New Mexico and has served as President of New Mexico Institute of Mining and Technology since 1993. New Mexico Tech is a world leader in many areas of research, including hydrology, astrophysics, atmospheric physics, geophysics, homeland security, information technology, geosciences, energetic materials engineering, and petroleum recovery. Prior to assuming the presidency, Dr. Lopez was responsible for institutional development at New Mexico Tech and has held administrative and finance functions in state government. He also serves as President of the Council of New Mexico University Presidents, an association of New Mexico four-year college presidents, is the recipient of many awards for service and is active in business development and community affairs throughout the state.

First State Bancorporation, (NASDAQ:FSNM), is a New Mexico based commercial bank holding company that serves communities in New Mexico, Colorado, and Utah through its wholly owned subsidiary First State Bank N.M. First State Bank N.M. operates as First Community Bank in Colorado and Utah. In addition, the Company's residential mortgage origination division operates in all three states as First Community Mortgage.

On Tuesday, July 19, 2005, First State's stock closed at $21.89 per share.

This document includes forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of forward-looking words such as "believe," "expect," or "anticipate" or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties.

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fsbnm.com.